EXHIBIT 99.2

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com Traded: Nasdaq “LACOE”

FOR FURTHER INFORMATION CONTACT:

Timothy J. Cope 952-449-7030
FOR IMMEDIATE RELEASE:
Thursday, May 26, 2005

LAKES ENTERTAINMENT, INC. ANNOUNCES APPEAL IN
TOMAC CASE

MINNEAPOLIS, May 26, 2005 — Lakes Entertainment, Inc. (Nasdaq “LACOE”) announced today that the Taxpayers of Michigan Against Casinos (“TOMAC”) has appealed a federal judge’s recent decision to dismiss its lawsuit seeking to block the construction of a casino to be built by the Pokagan Band of Potawatomi Indians in New Buffalo Township, Michigan. TOMAC sued the U. S. Department of the Interior and the Bureau of Indian Affairs (“BIA”) in 2001 to block the construction of the Four Winds Casino, a resort development consisting of a casino, restaurants, parking garage, hotel and special events center. Most of the suit was dismissed in March 2002, and in March 2005 U.S. District Judge James Robertson dismissed the remaining issue, ruling that the BIA’s environmental assessment found that the casino would have no significant impact on the environment. The decision cleared the way for the Bureau of Indian Affairs to take land into trust for the Pokagon Band of the Potawatomi Indian tribe to build the Four Winds Casino. TOMAC’s appeal was filed in response to the District Judge’s ruling on the lawsuit. An agreement has been reached between the Department of Justice and TOMAC to not take the land into trust during the appeal process in exchange for TOMAC agreeing to a “fast track” hearing process. Nevertheless, the appeal could delay the land in trust decision by eight to ten months.

The Tribe indicated that they are confident that they will prevail in the appeal. “TOMAC will not win this appeal,” said Pokagon Tribal Chairman John Miller. “They will lose it just like they have lost the past six rulings in the state and federal courts. Their scorched earth-style litigation will do nothing more than again delay our ability to become self-sufficient while denying 3,500 residents new jobs.”

Lakes has an agreement with the Pokagon Band to develop and manage the casino and is ready to proceed with construction as soon as the land is placed into trust.

About Lakes Entertainment

Lakes Entertainment, Inc. currently has development and management agreements with six separate Tribes for new casino operations in Michigan, California, Texas and Oklahoma, a total of nine separate casino sites. In addition, Lakes has announced plans to develop a company owned casino resort project in Vicksburg, Mississippi. The Company also owns approximately 64% of WPT Enterprises, Inc. (Nasdaq “WPTE”), a separate publicly held media and entertainment company principally engaged in the development, production and marketing of gaming themed televised programming including the World Poker Tour television series, the licensing and sale of branded products and the sale of corporate sponsorships.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, SEC staff comments that question various aspects of Lakes’ financial statements, which comments have not yet been resolved; possible delays in completion of Lakes’ casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management contracts; highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes’ expansion goals; risks of entry into new businesses; reliance on Lakes’ management; the fact that the WPT shares held by Lakes are currently not liquid assets, and there is no assurance that Lakes will be able to realize value from these holdings equal to the current or future market value of WPT common stock; and the possibility that the Company’s shares may be delisted from the Nasdaq Stock Market, following a hearing and consideration by Nasdaq, due to the Company’s failure to make certain SEC filings on a timely basis. There are also risks and uncertainties relating to WPT that may have a material effect on the Company’s consolidated results of operations or the market value of the WPT shares held by the Company, including WPT’s significant dependence on the Travel Channel as a source of revenue; the potential that WPT’s television programming will fail to maintain a sufficient audience; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPT’s television programming; the risk that WPT may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPT’s relationships with key licensing and strategic partners; and WPT’s dependence on its senior management team. For more information, review the Company’s filings with the Securities and Exchange Commission.